To : William Tien July 14, 2011

Chairman/CEO of Alpha Lujo Inc

From: Serena Kao

Re: Resignation as Independent Director of Alpha Lujo Inc ( OTCBB: ALEV)

Dear William and the board of Alpha Lujo Inc,

I hereby tender my resignation as board of Director, dated July 14th, 2011 due to my uncomfortably gesture to sign the board resolution.

Thank you!

Kind regards,

/s/ Serena Kao

Serena Kao